NEWS RELEASE

The Hartford Promotes Robert Bateman To Senior Vice President And Controller

Bateman succeeds Beth Bombara who was recently promoted to president of Life Runoff

Hartford, Conn., Aug. 28, 2012 – The Hartford has promoted Robert Bateman to senior vice president and controller of the company. Bateman succeeds Beth Bombara who was recently promoted to lead The Hartford’s Life Runoff business. In his new role, Bateman will be responsible for the accounting operations of the company and will report to Christopher J. Swift, executive vice president and chief financial officer of The Hartford.

“With his engaging leadership style and enterprise focus, Rob has been an asset for the organization since he joined The Hartford in 2004,” Swift said. “His wealth of knowledge about the property and casualty industry, his strong analytic skills and his willingness to think differently are great assets as we execute on our strategic plan to focus on the property and casualty, group benefits and mutual funds businesses. I look forward to his ongoing contributions to the finance team in this new capacity.”

In his previous position, Bateman was senior vice president and chief financial officer for The Hartford’s Commercial Markets division. Bateman joined The Hartford in 2004 and has served in a variety of roles within the finance organization, including chief financial officer for Claims and The Hartford’s P&C Runoff business. Prior to joining the company, Bateman was a senior manager at KPMG LLP and vice president, Internal Audit for Kaman Corporation.

A certified public accountant, Bateman earned a bachelor’s degree in economics from the University of Massachusetts and a master’s degree in business administration from the University of Connecticut. He is a member of the American Institute of Certified Public Accountants.

About The Hartford

The Hartford Financial Services Group Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service, its sustainability efforts and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com. Join us on Facebook at www.facebook.com/TheHartford. Follow us on Twitter at www.twitter.com/TheHartford.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2011 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

Media Contact:	Investor Contact:
Shannon Lapierre 860-547-5624 shannon.lapierre@thehartford.com	Sabra Purtill 860-547-8691 sabra.purtill@thehartford.com